Exhibit (d)(25)(iv)

AMENDMENT TO SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

PINEBRIDGE INVESTMENTS LLC

THIS AMENDMENT is made as of September 1, 2018, to the Sub-Advisory Agreement dated March 1, 2014 (the “Agreement”) between Transamerica Asset Management, Inc. (the “Investment Adviser”) and PineBridge Investments LLC (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Sub-Advisory Agreement dated March 1, 2014 is confirmed and remains in full force and effect.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name: Christopher A. Staples
Title: Senior Director - Investments

PINEBRIDGE INVESTMENTS LLC

By:	/s/ Gunter Seeger

Name: Gunter Seeger
Title: SVP, Pinebridge Investments

Schedule A

Fund	Investment Sub-advisory Fee*
Transamerica Inflation Opportunities **	0.28% of the first $50 million; 0.25% over $50 million up to $100 million; 0.19% over $100 million up to $200 million; 0.175% over $200 million up to $500 million; 0.15% in excess of $500 million

Transamerica Inflation-Protected Securities	.15% of the first $100 million .10% over $100 million and up to $250 million .05% over $250 million

Transamerica Large Core***	.10% of the first $250 million; .09% over $250 and up to $500 million; .08% over $500 million

Transamerica Large Value Opportunities***	.10% of the first $250 million; .09% over $250 and up to $500 million; .08% over $500 million

Transamerica Unconstrained Bond	0.25% of the first $1 billion; 0.245% over $1 billion up to $2 billion; 0.24% in excess of $2 billion

*	As a percentage of average daily net assets on an annual basis.
**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined assets of Transamerica Inflation Opportunities and Transamerica PineBridge Inflation Opportunities VP, a series of Transamerica Series Trust.

***

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on the basis of the combined assets of Transamerica Large Core and Transamerica Large Value Opportunities.